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                                                                    Exhibit 1.02


    TERMS AGREEMENT



                             June 11, 1997



Travelers Group Inc.
388 Greenwich Street
New York, New York 10013

Attention: Deputy Treasurer

Dear Sirs:

         We, the undersigned, in our capacity as the several underwriters named herein (the "Underwriters"), understand that Travelers Group Inc., a Delaware corporation (the "Company"), proposes to sell 8,000,000 Depositary Shares (the "Firm Securities"), each representing a 1/5th interest in a share of a series of its 6.365% Cumulative Preferred Stock, Series F, par value $1.00 per share.

         Subject to the terms and conditions set forth herein or incorporated by reference herein, the Underwriters offer to purchase, severally and not jointly, the number of shares of Firm Securities set forth opposite their respective names on the list attached hereto at a purchase price of $49.00 per share, plus accrued dividends, if any, from June 16, 1997 to the date of payment and delivery.

         The Depositary Shares will be issued by BankBoston N.A. (the "Depositary") pursuant to the terms of a Deposit Agreement dated as of June 11, 1997 among the Company, BankBoston N.A., as Depositary, and the holders from time to time of the Firm Securities.

         The Firm Closing Date shall be June 16, 1997 at 9:00 A.M. New York City time at the offices of the Company, 388 Greenwich Street, New York, New York 10013.


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         The Underlying Preferred Shares shall have the following terms:

    Title:                   6.365% Cumulative Preferred Stock, Series F

    Dividend Rate:           6.365% per annum

    Dividend Payment
     Dates: March 1, June 1, September 1 and December 1, commencing September 1, 1997; dividends accrue from June 16, 1997

    Record Dates:            As determined in advance by the Board of Directors
                             of the Company, to be not more than 60 days nor less than 10 days before the respective Dividend
                             Payment Date

    Stated Value:            $250.00 per share

    Liquidation Preference:  $250.00 per share

    Redemption
     Provisions:             The Underlying Preferred Shares may be redeemed,
                             at the option of the Company, on or after June 16, 2007, in whole or in part, upon not less than 30 days' nor more than 90 days' prior notice, at a redemption price of $250.00 per share, plus accrued and accumulated but unpaid dividends to but excluding the redemption date. The Underlying
                             Preferred Shares shall not be subject to any mandatory redemption, pursuant to a sinking fund or otherwise.

    Voting Rights:           None, except as described in the Certificate of
                             Designation


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                             of 6.365% Cumulative Preferred Stock, Series F, of
                             Travelers Group Inc., dated June 11, 1997 (the "Certificate of Designation").

    Additional terms:        If, prior to 18 months after the date of the
                             original issuance of the Underlying Preferred
                             Shares, one or more amendments to the Internal
                             Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision, certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and
                             Retroactive Dividends (as such terms are defined in the Certificate of Designation) may become payable, as provided for in the Certificate of Designation.

                             Both the Firm Securities and the Underlying
                             Preferred Shares will be initially represented by one or more global securities registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Firm Securities and the Underlying Preferred Shares will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of


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                             beneficial interests in the Firm Securities and
                             the Underlying Preferred Shares will be entitled to physical delivery of securities in certificated form only under the limited circumstances described in the Company's Prospectus Supplement dated June 11, 1997.

         The initial price to the public of the Depositary Shares shall be $50.00 per Depositary Share, plus accrued dividends, if any, from June 16, 1997 to the date of payment and delivery.

         All the provisions contained in the document entitled "Travelers Group Inc.--Preferred Stock and Depositary Shares--Underwriting Agreement Basic Provisions" and dated May 22, 1997 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Charles O. Prince, III is counsel to the Company. Dewey Ballantine is counsel to the Underwriters.

         The Underwriters shall not have an option to purchase any Additional Securities.

         The Firm Securities will be made available for checking and packaging at the designated office of BankBoston N.A., at least 24 hours prior to the Closing Date.

         The Company will use its best efforts to cause an application for listing of the Firm Securities on the New York Stock Exchange to be approved.

         The Underwriters are not authorized to solicit offers to purchase any of the Firm Securities as Contract Securities pursuant to Delayed Delivery Contracts.


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         The Underwriters hereby agree in connection with the underwriting of the Firm Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         Please accept this offer no later than 9:00 o'clock P.M. on June 11, 1997 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

              "We hereby accept your offer, set forth in the Terms Agreement, dated June 11, 1997 to purchase the Firm Securities on the terms set forth therein."


                        Very truly yours,

                        SMITH BARNEY INC.
                        LEHMAN BROTHERS INC.
                        MERRILL LYNCH, PIERCE, FENNER &
                          SMITH INCORPORATED
                        MORGAN STANLEY & CO. INCORPORATED

                        As Underwriters

                        By   SMITH BARNEY INC.


                        By:   /s/ ROBERT H.B. BALDWIN, JR.
                             -------------------------------
                             Name:  Robert H.B. Baldwin, Jr.
                             Title: Managing Director



ACCEPTED:

TRAVELERS GROUP INC.


By:   /s/ FIROZ B. TARAPORE
    --------------------------------
    Name:  Firoz B. Tarapore
    Title: Deputy Treasurer


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                                                 Number of
                                                 Shares of
Underwriter                                      Firm Securities
-----------                                      ---------------
Smith Barney Inc. . . . . . . . . . . . . . . . . 2,000,000
Lehman Brothers Inc.  . . . . . . . . . . . . . . 2,000,000
Merrill Lynch, Pierce,
 Fenner & Smith Incorporated  . . . . . . . . . . 2,000,000
Morgan Stanley & Co. Incorporated . . . . . . . . 2,000,000
                                                  ---------

    Total . . . . . . . . . . . . . . . . . . . . 8,000,000
                                                  =========

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